Exhibit 4.1

FORM OF

Z TRIM HOLDINGS, INC.

AMENDMENT TO WARRANT TO PURCHASE SHARES OF COMMON STOCK
OF Z TRIM HOLDINGS, INC.

This Amendment (this “Amendment”) to the Warrant to Purchase Shares of Common Stock of Z Trim Holdings, Inc., dated ____________ (the “Warrant”) issued by Z Trim Holdings, Inc., an Illinois corporation (the “Company”), to _________ (the “Holder” and together with the Company, the “Parties”), is made as of April 29, 2015. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Warrant.

WHEREAS, in consideration of the Holder’s entry into this agreement with the Company to waive on a one-time basis of the anti-dilution provisions in the Warrant, the Company and Holder have agreed to amend the Warrant as set forth herein.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Amendments to the Warrant.

(a)	The Holder hereby agrees to waive on a one-time basis the application of the anti-dilution provisions contained in the Warrant in connection with the Company’s one-time exchange of certain warrants for shares of its Common Stock at an exercise price of $0.00005 per share.
(b)	The Expiration Date of the Warrant shall be changed from _______ to ________.
(c)	The number of shares of Common Stock issuable upon exercise of the Warrant shall increase by 17.5%, resulting in an aggregate of ________ shares issuable upon exercise of the Warrant (subject to adjustment as set forth in the Warrant).

2.	Full Force and Effect. To the extent not expressly amended hereby, the Warrant remains in full force and effect.

3.	Entire Agreement. This Amendment, together with the Warrant (to the extent not amended hereby) and all exhibits and amendments thereto, represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to the subject matter herein.

4.	Governing Law. This Amendment shall be governed by and construed and interpreted under the laws of the State of Illinois, without giving effect to that body of laws pertaining to conflict of laws.

5.	Modification. This Amendment may not be altered, amended or modified in any way except by written consent of the Company and the Holder. Waiver of any term or provision of this Amendment or forbearance to enforce any term or provision by any party shall not constitute a waiver as to any subsequent breach or failure of the same term or provision or a waiver of any other term or provision of this Amendment.

6.	Counterparts. This Amendment may be executed in counterparts, each of which shall be declared an original, but all of which together shall constitute one and the same instrument.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the Company has caused this Amendment to the Warrant to be executed by its officer thereunto duly authorized as of the date first written above.

Z TRIM HOLDINGS, INC.,

an Illinois corporation

Edward B. Smith, III
Chief Executive Officer

HOLDER